Exhibit 99.1

News Release

Contact:
Juan José Orellana
Investor Relations
Molina Healthcare, Inc.
562-435-3666, ext. 111143

MOLINA HEALTHCARE CLOSES ACQUISITION OF
ABRI HEALTH PLAN IN WISCONSIN

Long Beach, California (September 1, 2010) – Molina Healthcare, Inc. (NYSE: MOH) today announced that, effective September 1, 2010, it has closed on its acquisition of Abri Health Plan, a Medicaid managed care organization based in Milwaukee, Wisconsin.

“We are pleased to welcome Abri Health Plan members into the Molina family,” said J. Mario Molina, M.D., Molina Healthcare’s president and chief executive officer.  “The combination of Abri Health Plan and Molina Healthcare will strengthen the BadgerCare Plus service offering and provide Wisconsin families and individuals participating in the program with a compelling option for accessing quality health care services.”

The purchase price for the acquisition is approximately $16 million, subject to adjustments.  As of July 30, 2010, Abri Health Plan served approximately 18,000 Medicaid members.

About Molina Healthcare

Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  Our licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.5 million members, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.  More information about Molina Healthcare is available at www.molinahealthcare.com.

About Abri Health Plan

Abri Health Plan provides quality health care services for BadgerCare Plus and Medicaid SSI members in 23 counties in Wisconsin.  Abri was founded in 2004 and prides itself on being “Your Neighborhood Health Plan.”  Under the name, “Today’s Health,” Abri also offers Medicare Advantage plans to eligible Medicare members.  More information about Abri Health Plan is available at www.abrihealthplan.com.

-END-